EXHIBIT 24.6
                   Consent of Registrant's Auditors


January 3, 2000

Securities and Exchange Commission
Washington, D.C. 20549

RE: 	EURO CAP CORPORATION
	Registration Number: 000-1102267





Gentlemen:


	We have audited the balance sheet and accompanying statements of the Registrant, as found in the Prospectus which forms part of this Registration Statement for the 6 month periods ending June 30, 1999, and the 1998 fiscal year, ending on December 31, and consent to the Auditor's reports, statements, and notes being filed with the S-11 Registration Statement of which this exhibit forms a part, and with any amendment thereto.

		This accounting firm hereby consents to the filing of this consent as an exhibit to the Registration Statement.




/s/Stan J. H. Lee/s/
Stan J. H. Lee, CPA
440 West St., 3rd Fl.
Fort Lee, NJ 07024-5058

BLANK PAGE